Schedule 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant

[X]

Filed by a party other than the registrant

[   ]

Check the appropriate box:

[    ]

Preliminary Proxy Statement

[    ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ X]

Definitive Proxy Statement

[    ]

Definitive Additional Materials

[    ]

Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

INFORMATION RESOURCES, INC.

(Name of Registrant as specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ X]

No fee required

[    ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)

Title of each class of securities to which transaction applies:

(2)

Aggregate number of securities to which transaction applies:

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)

Proposed maximum aggregate value of transaction:

(5)

Total fee paid:

[    ]

Fee paid previously with preliminary materials

[    ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)

Amount previously paid:

(2)

Form, Schedule or Registration Statement No.:

(3)

Filing Party:

(4)

Date Filed:

INFORMATION RESOURCES, INC.

150 North Clinton Street
Chicago, Illinois 60661

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
To be held May 17, 2002

To the Stockholders of INFORMATION RESOURCES, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of INFORMATION RESOURCES, INC. (the "Company"), will be held at the offices of the Company, 150 North Clinton Street, Chicago, Illinois 60661 on Friday, May 17, 2002, at 10:00 am Central Daylight Time, for the purpose of considering and acting upon the following matters:

1.

To elect three directors to the Board of Directors of the Company, each to serve for a term of three years;

2.

To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002; and

3.

To consider and act upon such other business as may properly come before the Meeting or any adjournment thereof.

Stockholders of record as of the close of business on April 5, 2002 will be entitled to notice of and to vote at the Meeting. The transfer books will not be closed. For ten days prior to the Meeting, a list of stockholders entitled to vote at the Meeting with the address of and number of shares held by each will be kept on file at the offices of the Company at 150 North Clinton Street, Chicago, Illinois 60661 and will be subject to inspection by any stockholder at any time during the Company's usual business hours. The list will also be available for inspection by any stockholder during the Meeting. Stockholders who do not expect to attend in person are urged to either execute and return the accompanying proxy in the envelope enclosed or to vote electronically via the Internet or telephone in accordance with instructions on the enclosed proxy card.

The Annual Report of the Company for the year 2001 is being mailed to all stockholders of record and accompanies this Proxy Statement.

By order of the Board of Directors,
INFORMATION RESOURCES, INC.

Monica M. Weed
Secretary

 Chicago, Illinois
April 17, 2002

YOUR VOTE IS IMPORTANT
PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY
OR VOTE ELECTRONICALLY AS INSTRUCTED ON THE PROXY CARD
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING

PROXY STATEMENT

INFORMATION RESOURCES, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 17, 2002

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Information Resources, Inc., a Delaware corporation (the "Company"), 150 North Clinton Street, Chicago, Illinois 60661, in connection with the solicitation of proxies by its Board of Directors for use at the Annual Meeting of Stockholders to be held on May 17, 2002, and any adjournments thereof (the "Meeting"). Stockholders of record as of the close of business on April 5, 2002 are entitled to notice of and to vote at the Meeting. The approximate date on which this Proxy Statement and the accompanying proxy are first being sent to stockholders is April 17, 2002.

Stockholders are urged to sign, date and complete the accompanying form of proxy and return it as soon as possible in the envelope provided for that purpose or vote electronically via the Internet or telephone in accordance with the instructions on the enclosed proxy card. Returning a proxy card or voting electronically via the Internet or telephone will not prevent a stockholder from attending the Meeting. If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, or you have given your proxy by telephone or over the Internet in time for voting, the shares represented thereby will be voted as indicated on such proxy. If no specification is made, the proxy will be voted by the persons designated on the proxy (i) for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or unwilling to serve), (ii) for the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the Company for the fiscal year 2002, and (iii) in the discretion of such persons, upon such matters not presently known or determined which may properly come before the Meeting. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting other than the proxies designated by the Board of Directors may strike out the names appearing on the enclosed form of proxy, insert the name of any other such person or persons, sign the form, and transmit it directly to such other designated person or persons for use at the Meeting.

A stockholder who has given a proxy may revoke it at any time before it is voted by (i) submitting a subsequently dated proxy, (ii) written notification to the persons named therein as proxies, which may be mailed or delivered to the Secretary of the Company at the above address, or (iii) attendance at the Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute a revocation of a proxy. All shares represented by effective proxies will be voted at the Meeting and at any adjournments thereof.

The presence in person or by proxy (including shares voted electronically) of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Meeting. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Under applicable Delaware law, abstentions and "broker non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Meeting.

Directors will be elected by the plurality vote of stockholders entitled to vote at the Meeting and present in person or by proxy. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors. Votes withheld and broker non-votes are not counted toward a nominee's total.

If a quorum is present, the affirmative vote of a majority of the shares entitled to vote at the Meeting and present in person or by proxy will be sufficient to ratify the appointment of the independent auditors. Abstentions will be treated as a vote against the ratification of the independent auditors, while broker non-votes will have no effect on the outcome of the proposal.

The Company has one class of stock outstanding, Common Stock, $.0l par value per share ("Common Stock"). On April 5, 2002, 29,505,635 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the Meeting. There are no cumulative voting rights with respect to the election of directors.

OWNERSHIP OF SECURITIES

The following table shows the total number and percentage of shares of Company Common Stock beneficially owned as of the dates designated below by each person who is known to be the beneficial owner of more than 5% of the Company's Common Stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
State of Wisconsin Investment Board P.O. Box 7842 Madison, WI 53707	3,282,800(2)	11.13

R. Eliot King and Associates Incorporated 3000 Sand Hill Road Building 2, Suite 245 Menlo Park, CA 94025	2,402,961(3)	8.14

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,171,800(4)	7.36

Mellon Financial Corporation One Mellon Bank Center 500 Grant Street Pittsburgh, Pennsylvania 15258	2,112,966(5)	7.16

The following table shows the total number and percentage of shares of Company Common Stock beneficially owned as of April 5, 2002 by (i) each director of the Company, (ii) each executive officer named in the Summary Compensation Table below (the "Named Executive Officers"), and (iii) all current directors and current executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (6)(7)(8)	Percent of Class (1)
James G. Andress	51,341	*
Andrew G. Balbirer	120,687	*
Timothy S. Bowles	145,000	*
William B. Connell	9,302	*
Joseph P. Durrett	1,039,703	3.44
Edwin E. Epstein	40,850	*
Bruce A. Gescheider	9,302	*
Edward C. Kuehnle	119,905	*
Harry F. Kurz	82,501	*
John D.C. Little, Ph.D	225,357	*
Leonard M. Lodish, Ph.D	96,675	*
Edward E. Lucente	29,591	*
Jeffrey P. Stamen	21,341	*
Raymond H. Van Wagener, Jr.	8,302	*
Monica M. Weed	50,488	*
Thomas W. Wilson, Jr.	145,650	*
All current directors and current executive officers as a group (17 persons)	2,196,164	7.12

*

Less than 1%.

(1)

Based on 29,505,635 shares outstanding on April 5, 2002.

(2)

Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 12, 2002, which indicates that this reporting person is a government agency that manages public pension funds.

(3)

Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of January 11, 2002, which indicates that such shares are beneficially held on behalf of numerous clients of this reporting person, a registered investment advisor. The report also discloses certain shares owned by an executive officer of the reporting person.

(4)

Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of February 12, 2002, which indicates that such shares are beneficially held on behalf of numerous clients of this reporting person, a registered investment advisor.

(5)

Number of shares is based upon information set forth in Schedule 13G filed with the SEC as of January 25, 2002, which indicates that such shares are beneficially held by several direct and indirect subsidiaries of Mellon Financial Corporation, including The Boston Company, Inc.

(6)

Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares. The number of shares disclosed for the following individuals includes stock options which are exercisable within 60 days of April 5, 2002 in the following amounts: (i) James G. Andress — 41,250 options; (ii) Andrew G. Balbirer — 63,334 options; (iii) Timothy S. Bowles — 95,000 options; (iv) William B. Connell — 1,875 options; (v) Joseph P. Durrett — 714,000 options; (vi) Edwin E. Epstein — 21,250 options; (vii) Bruce A. Gescheider — 1,875 options; (viii) Edward C. Kuehnle — 63,750 options; (ix) Harry F. Kurz — 60,000 options; (x) John D.C. Little. Ph.D. — 40,266 options; (xi) Leonard M. Lodish, Ph.D. — 70,050 options; (xii) Edward E. Lucente — 17,500 options; (xiii) Jeffrey P. Stamen — 11,250 options; (xiv) Raymond H. Van Wagener, Jr. — 1,875 options; (xv) Monica M. Weed — 28,647 options; (xvi) Thomas W. Wilson — 128,750 options; and (xvii) all current directors and current officers as a group — 1,360,672 options.

(7)

Amounts include stock held for the benefit of the named individual in the Company's 401(k) Retirement Savings Plan as of April 5, 2002 in the following amounts: (i) Andrew G. Balbirer — 211 shares; (ii) Joseph P. Durrett — 741 shares; (iii) Edward C. Kuehnle — 532 shares; (iv) Harry F. Kurz — 644 shares; (v) Monica M. Weed — 573 shares; and (vi) all current directors and current officers as a group — 2,870 shares. Amounts also include grants made to the named individual pursuant to the Company 's Nonqualified Defined Contribution Plan as of April 5, 2002 in the following amounts: (i) Andrew G. Balbirer — 50,000 shares; (ii) Timothy S. Bowles — 50,000 shares; (iii) Edward C. Kuehnle — 50,000 shares; (iv) Harry F. Kurz — 20,000 shares; (v) Monica M. Weed — 20,000 shares; and (vi) all current directors and current officers as a group — 190,000 shares.

(8)

Amounts include stock purchased by the named individual pursuant to the Company 's Employee Stock Purchase Plan as of April 5, 2002 in the following amounts: (i) Andrew G. Balbirer — 4,642 shares; (ii) Joseph P. Durrett — 7,162 shares; (iii) Edward C. Kuehnle — 2,968 shares; (iv) Harry F. Kurz — 1,857 shares; (v) Monica M. Weed — 1,268 shares; and (vi) all current directors and current officers as a group — 17,897 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 ("Section 16") sets forth certain filing requirements relating to securities ownership by directors, executive officers and ten percent stockholders of a publicly-held company. To the Company's knowledge, the Company's directors and executive officers satisfied all filing requirements in 2001. In making the foregoing disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the Section 16 reports that they have filed with the SEC.

ELECTION OF DIRECTORS
(Proposal Number 1 on the Enclosed Proxy Card)

The By-laws of the Company provide that the number of directors of the Company shall not be less than five nor more than fifteen and will be determined from time to time by resolution of the Board of Directors. The number of directors is currently set at twelve. The Certificate of Incorporation of the Company provides for a classified Board of Directors consisting of three classes (as nearly equal in number as possible) and that the directors will be elected to hold office for terms of three years or until their successors are elected and qualified. By resolution, all non-employee directors elected or appointed to the Board after May 20, 1999 shall be limited to a maximum number of four 3-year terms (a total of 12 years). Those directors identified below as nominees for election have been nominated for election to full three-year terms ending in 2005. Also listed below are the remaining directors of the Company whose terms expire as indicated below. If the listed nominees are elected at the Meeting, the Board of Directors will have two vacancies.

It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of the listed nominees. Proxies will not be voted for a greater number of nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specification, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, as of the date of this Proxy Statement, officials of the Company know of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

Nominees for Election:

Name	Age	Positions with Company, Business Experience and Other Positions
James G. Andress	63

Director since November 1989; Current member of the Audit Committee; President and Chief Operating Officer of the Company from March 1994 to September 1995; Chief Executive Officer from May 1990 to September 1995; Vice Chairman from July 1993 until March 1994; Chairman, Director and Chief Executive Officer of Warner-Chilcott PLC from November 1996 to November 2000; Director of Sepracor, Inc., Option Care, Inc., Xoma Corporation, and Allstate Corporation.

Eileen A. Kamerick	43

Executive Vice President and Chief Financial Officer of Bcom3 since September 2001; Executive Vice President and Chief Financial Officer of United Stationers, Inc. from October 2000 to September 2001; Vice President and Chief Financial Officer of BP Amoco America (following merger of British Petroleum p.l.c. and Amoco Corporation) from December 1998 to September 2000; Vice President and Treasurer of Amoco Corporation from June 1998 to December 1998; Vice President and General Counsel of GE Capital-Auto Financial Services from 1997 to May 1998.

Jeffrey P. Stamen	56

Director since 1994; Current Chairman of the Nominating Committee; President-IRI Software from February 1991 to July 1995; Vice President of the Company from January 1986 to July 1995; Chief Executive Officer and Director of Syncra Systems, Inc. since September 1998; Senior Vice President of the OLAP Division of Oracle Corporation from July 1995 to September 1998.

Terms Expiring in 2003:

Name	Age	Positions with Company, Business Experience and Other Positions
Joseph P. Durrett	56

Chairman of the Board of Directors, Chief Executive Officer and President of the Company since April 1999; Current member of the Executive and Nominating Committees; President and Chief Executive Officer of Broderbund Software Inc. from October 1996 to December 1998; Chief Operating Officer of Advo, Inc. from September 1992 to July 1996.

Bruce A. Gescheider	55

Director since August 1999; Current member of the Audit and Compensation Committees; President of Moana Nursery since January 2002; President and CEO of ACCO World Corporation from 1997 to 2000; President and CEO of ACCO North America from 1991 to 1997.

John D.C. Little, Ph.D	74

Director since 1985; Current member of the Compensation and Executive Committees; Institute Professor, Massachusetts Institute of Technology since 1989 (professor since 1962); Co-Founder and Chairman of Management Decision Systems, Inc. from 1967 to 1985; Co-Founder and Director of InSite Marketing Technology from 1997 to 1999.

Terms Expiring in 2004:
William B. Connell	62

Director since August 1999; Current Chairman of the Compensation Committee; Chairman of EDB Holdings, Inc. since 1994; Director of The Remington Products Company, Sight Resources Corporation and Aurora Foods.

Leonard M. Lodish, Ph.D.	58

Director since 1985; Current Chairman of the Executive Committee; Samuel R. Harrell Professor since 1986, Vice Dean, Wharton West since 2001, and Chairman of the Global Consulting Practicum since 1978, all at the Wharton School of Business, University of Pennsylvania; Director of Franklin Electronic Publishers, Inc. and J&J Snack Foods Corp.

Raymond H. Van Wagener, Jr.	50

Director since August 1999; Current Chairman of the Audit Committee; Chief Executive Officer of dbDoctor, Inc. since January 2001; Independent Consultant for Internet and consumer technology services from February 1999 to December 2000; Chief Executive Officer of Infobeat, Inc. from January 1997 to January 1999; Vice President and General Manager of Procter & Gamble (Asia) from 1992 to 1998.

Thomas W. Wilson, Jr.	70

Director since August 1991; Current member of the Nominating and Executive Committees; Chief Executive Officer of the Company from November 1998 to April 30, 1999; Chairman of the Board of Directors of the Company from April 1995 to April 30, 1999; Senior Partner of McKinsey & Company, management consultants, from 1973 until 1990 (retired).

Committees of the Board of Directors, Meetings and Compensation of Directors

During 2001, the Board of Directors met on four occasions. All members attended at least 75% of the Board of Directors' meetings and their respective Committee meetings. The Board of Directors maintains an Executive Committee, Audit Committee, Compensation Committee, and Nominating Committee.

The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided by the By-laws or limited by the provisions of the Delaware General Corporation Law. The Executive Committee did not meet during 2001.

The Audit Committee recommends to the Board of Directors the appointment of the independent auditors for the following year and reviews the scope of the audit, the independent auditors' report and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting policies. The Audit Committee met during 2001 on three occasions. Each member of the Audit Committee satisfies the independence requirements established by Rule 4200 (a)(15) of the NASD listing standards.

The Compensation Committee is responsible for reviewing and approving salaries and other compensation for the Company's executive officers. The Compensation Committee met during 2001 on three occasions.

The Nominating Committee is responsible for identifying potential candidates to serve on the Board of Directors, considering the appropriateness of nominations made by others and making recommendations to the Board of Directors regarding potential candidates. The Nominating Committee met during 2001 on one occasion.

Directors of the Company who are also employees do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Pursuant to the Company's Stock Plan for Independent Directors, non-employee Directors are issued shares of Common Stock in lieu of 75 percent of the cash retainer otherwise payable for his or her services on the Board. Pursuant to this plan, each non-employee Director who served for all of 2001 received 2,415 shares of Common Stock for services rendered in 2001 and an annual cash retainer fee of $5,250. Each non-employee director also receives a $1,000 cash attendance fee for each board meeting attended in person. Each non-employee Director who serves on a committee (excluding the Chairperson) receives an additional annual cash fee of $2,500 for each committee on which he/she serves. Chairpersons of such committees each receive an additional annual cash fee of $5,000 for each committee on which he/she serves as Chairperson. Each non-employee committee member also receives a $500 cash attendance fee for each committee meeting attended in person or telephonically. Total cash fees for committee membership, attendance fees and the cash portion of the annual retainer paid during 2001 to non-employee Directors were as follows: James G. Andress — $15,259.47; William B. Connell — $15,259.47; Edward E. Epstein — $14,759.47; Bruce A. Gescheider — $15,759.47; John D. C. Little — $15,509.47; Leonard M. Lodish — $13,509.47; Edward E. Lucente — $13,259.47; Jeffrey P. Stamen — $13,009.47; Raymond H. Van Wagener, Jr. — $14,009.47; and Thomas W. Wilson, Jr. — $15,509.47.

Each non-employee Director also receives an annual grant of 2,500 stock options. During 2001, the Company granted options to purchase 2,500 shares of the Company 's Common Stock to each of the non-employee Directors. The exercise price of these options was $7.78, the market value of the Company's Common Stock on the date of grant.

EXECUTIVE COMPENSATION

The following information regarding compensation is given with respect to (i) the Company's Chief Executive Officer during 2001, (ii) the four other highest paid executive officers of the Company who served as executive officers at year end 2001, and (iii) one additional person who served as an executive officer during the course of 2001.

Report on Executive Compensation

The Compensation Committee (the "Committee") is responsible for reviewing and approving the annual salary, bonus and other compensation of the Company's executive officers. The Committee also makes recommendations with respect to stock option grants to the Company's executive officers. The Committee is composed entirely of outside directors.

The goals of the Company's compensation programs are to align executive compensation with the Company's performance and to attract, retain and reward executive officers who contribute to the Company's success within a highly competitive information and technology industry. The programs are intended to support the goal of increasing stockholder value by achieving specific financial and strategic objectives.

The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on executive compensation in future years. Section 162(m) disallows a tax deduction by any publicly held corporation for individual compensation exceeding $1 million in any taxable year for a Named Executive Officer, unless compensation is performance based. The Committee has determined that, while Section 162(m) should be given consideration in compensating executive officers, the Committee's compensation philosophy should not be arbitrarily altered in order to limit or maintain executive compensation within the Section 162(m) deduction limit. The Committee has, however, determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to permit all amounts paid to the Named Executive Officers to be deductible by the Company.

Compensation of Executive Officers Generally

The Company's fundamental compensation philosophy is to relate the total compensation package for an executive officer directly to his or her contribution to the Company's performance objectives. Each executive's incentive, or "at risk," compensation is typically directly tied to the achievement of both Company and individual objectives, including both quantitative and qualitative objectives. The performance objectives of each executive officer differ depending upon individual roles and responsibilities within the management group and typically include performance objectives for both the Company and a business unit or function for which the executive officer has direct involvement. Certain elements of compensation for individual executive officers are also dictated by employment agreements that are in place.

In 2001, the Committee emphasized financial, strategic, quality and growth oriented objectives. It generally based its determination of executive performance upon the achievement of the following pre-established objectives: (i) improvement of the Company's earnings per share; (ii) improvement of the Company's cash flow; and (iii) other quantitative and qualitative strategic objectives which included growth initiatives, quality improvement initiatives and marketing and technical development projects.

For the year ended December 31, 2001, earnings before restructuring and other items were $0.20 per share versus $0.02 per share in 2000. The Company's consolidated revenues were 4.7% higher than in 2000. U.S. revenue grew 5.6% to $420.3 million while International revenue increased 6% in local currencies. Operating income before restructuring and other items was $13.2 million in 2001 or $9.7 million higher than the prior year. The increase was primarily due to higher profitability from the Company's U.S. business. The net loss for the year, including restructuring and other items, was $3.9 million or $0.13 per share compared to a net loss of $7.5 million or $0.26 per share in 2000. In 2001, IRI generated $24.7 million in cash flow before financing primarily as a result of improved operating performance and continued tight working capital management. The result was a reduction in bank debt of $21 million as of December 31, 2001 compared to December 31, 2000.

The Company's executive compensation package consists of three principal components: (i) base salary; (ii) potential for an annual cash bonus; and (iii) the opportunity to earn stock option grants and/or allocations of stock under the Company's Nonqualified Defined Contribution Plan. The Company generally seeks to position its compensation package for each executive position at a level which, for outstanding performance, is at or somewhat above industry average. In addition, the Company strives to make as much of the total compensation mix as possible variable, based on performance.

Salary. The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers the level and scope of responsibility, experience, and Company and individual performance compared to the preceding year, contractual provisions in employment and other agreements, as well as competitive market data on salary levels. On May 1, 2001, six executive officers (excluding the Chief Executive Officer — see Compensation of the Chief Executive Officer below) received salary increases based on their 2000 performance. Specifically, one executive officer received a two percent increase, one executive officer received a three percent increase, three executive officers received a four percent increase and one executive officer received a five percent increase. It was decided that salary increases based on 2001 performance for all U.S. senior management and all executive officers would be deferred six months, to become effective in November 2002 rather than in May 2002, as normally scheduled.

In 1999, the Company adopted the Information Resources, Inc. Executive Deferred Compensation Plan to provide certain employees of the Company with an opportunity to accumulate additional financial security by deferring compensation amounts in excess of the amount which may be deferred under the Company's 401(k) Retirement Savings Plan. Participation in the Executive Deferred Compensation Plan is limited to executives of the Company at the Senior Vice-President level and above or any other executive of the Company approved by the committee charged with administering the plan. The Company adopted the plan to aid in attracting and retaining executives of exceptional ability. Five executive officers of the Company participated in the Executive Deferred Compensation Plan in 2001.

Cash Bonuses. During fiscal year 2001, each executive officer of the Company was eligible for a target annual incentive bonus calculated by the Committee as a percentage of the officer's base salary. Target bonus is defined as the payment earned if an officer achieves 100% of his/her objectives including Company and individual objectives. The Company's bonus plan allows for the payment of adjusted (i.e. lower or higher) amounts based on the comparison of results against objectives. For 2001, bonus targets ranged from 28% to 64% of an executive officer's salary. As stated above, in determining the cash bonuses, the Committee considered Company financial performance as well as other qualitative objectives. Individual objectives primarily focused upon progress made toward generating new revenue, creating and implementing productivity and cost reduction initiatives and implementing quality enhancement measures. In 2001, seven executive officers received cash bonuses for services rendered in 2001. The bonus amounts awarded to the Company's executive officers ranged from 24% to 78% of their targeted bonus potential.

Option Grants. The Compensation Committee is responsible for determining which executive officers to whom grants should be made, the timing of the grants, the exercise price per share and the number of shares subject to each option. The Compensation Committee has final approval of option grants made to executive officers. Stock options granted to executive officers generally vest over a four-year period and are typically granted with an exercise price equal to the fair market value of the Company's Common Stock as of the date of grant. The ultimate value of stock options is directly tied to change in the value of a share of Common Stock. The Committee also considers the amount and terms of options already held by a particular officer, the role of each executive in accomplishing the Company's performance objectives and the highly competitive nature of the Company's industry. During 2001, the Company awarded stock options to seven executive officers for performance.

Stock Allocations Pursuant to Nonqualified Defined Contribution Plan. In the fourth quarter of 1999, the Company adopted the Information Resources, Inc. Nonqualified Defined Contribution Plan (the "Defined Contribution Plan") in order to better align the interests of employees of the Company and its affiliates with the interests of the Company's stockholders. No Company stock was allocated to executive officers under the Defined Contribution Plan in 2001.

The Committee believes that stock based incentives for executive officers are an important feature of the Company's executive compensation package. The Committee believes that stock based incentives directly motivate an executive to maximize long-term stockholder value and provide the executive officer with the opportunity to share in the appreciation of the value of the stock of the Company.

Compensation of the Chief Executive Officer. During 2001, the office of Chief Executive was served by Mr. Joseph P. Durrett, who also holds the title of Chairman and President. During 2001, the Company compensated Mr. Durrett utilizing the same philosophy and general criteria used for other executive officers as described above. Mr. Durrett's principal quantitative performance objectives included specific earnings per share and EBITDA targets and other strategic objectives.

During 2001, Mr. Durrett received $525,000 of salary and a $135,000 cash bonus (40% of his bonus target) based on his achievement of Company financial and personal objectives in 2001. Mr. Durrett elected to receive no salary increase in 2001 and instead elected to have the amount of this salary increase included within his target bonus amount for calendar year 2001, thereby placing his salary increase at risk based upon his and the Company's performance in 2001. Based on Company results, Mr. Durrett received only 40% of his targeted bonus amount, thereby receiving only 40% of the 4% salary increase he would otherwise have been entitled to receive. Mr. Durrett's 2002 salary increase for 2001 performance, as with the 2002 salary increases for all U.S. senior managers and executive officers, will be deferred six months; therefore, Mr. Durrett will not receive any merit increase in May 2002 when normally scheduled. Based on the terms of Mr. Durrett's employment agreement, Mr. Durrett was granted 75,000 stock options on January 30, 2001 at an exercise price of $4.2813, which represented the fair market value on that date. These stock options were granted as part of Mr. Durrett's 1999 employment agreement and were originally scheduled to be issued in 2000, but were delayed. He received no other stock options in 2001.

The foregoing report has been approved by the current members of the Compensation Committee.

The Compensation Committee

William B. Connell, Chairman
Edwin E. Epstein
Bruce A. Gescheider
John D.C. Little

Summary Compensation Table

The following table sets forth all compensation to the Named Executive Officers for services rendered to the Company for the Company's last three fiscal years:

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Award(s)	Securities Underlying Options/SARs	All Other Compensation (1)
Joseph P. Durrett Chief Executive Officer, President and Chairman of the Board	2001	$525,000	$179,000(3)		75,000(6)	$59,138(7)
	2000	525,000	148,160(4)		225,000(6)	4,725
	1999	352,695(2)	201,400	$2,402,500(5)	600,000(6)	4,500
Andrew G. Balbirer Chief Financial Officer	2001	333,450	53,352		55,000	4,725
	2000	276,250(8)	70,000(9)		175,000(10)	344,729(11)
Timothy S. Bowles (12) Group President, International Services	2001	274,949	26,300		25,000	43,522(13)
	2000	277,259	58,300		50,000	45,587(14)
	1999	272,111	103,422		20,000	511,153(15)
Edward C. Kuehnle (16) Group President, North American Services	2001	321,324	100,000		50,000	22,560(17)
	2000	312,977	44,000		15,000	74,459(18)
	1999	284,693	94,443		40,000	470,100(19)
Harry F. Kurz Division President, Strategic Business Development	2001	297,512	31,239		10,000	50,123(22)
	2000	288,250	50,700		15,000	154,794(23)
	1999	146,163(20)			90,000(21)	340,739(24)
Monica M. Weed Executive Vice President, General Counsel and Corporate Secretary	2001	196,335	24,000		35,000	45,216(25)
	2000	183,545	20,000		20,000	14,842(26)
	1999	169,242	50,425			190,740(27)

(1)

Except as otherwise noted, represents contributions made by the Company to the Information Resources, Inc. 401 (k) Retirement Savings Plan.

(2)

Mr. Durrett joined the Company as Chief Executive Officer, President and Chairman of the Board on April 30, 1999; therefore his salary for 1999 is prorated for the period of time he was actually employed by the Company.

(3)

$44,000 of this amount represents a guaranteed payment under Mr. Durrett's employment agreement. The balance, $135,000, represents bonus paid to Mr. Durrett for his 2001 performance.

(4)

$44,000 of this amount represents a guaranteed payment under Mr. Durrett's employment agreement. The balance, $104,160, represents bonus paid to Mr. Durrett for his 2000 performance.

(5)

Mr. Durrett was awarded 310,000 shares of Company stock which are subject to certain restrictions outlined in a Restricted Stock Agreement between Mr. Durrett and the Company. The value of such shares is based upon the fair market value of the Company's stock, $7.75, on April 30, 1999, the date of grant.

(6)

Options granted pursuant to terms of employment agreement.

(7)

Mr. Durrett received perquisites valued at $54,413 in 2001 for reimbursement of living expenses.

(8)

Mr. Balbirer joined the Company and the executive management team in February 2000; therefore his salary for 2000 is prorated for the period of time he was actually employed by the Company.

(9)

Minimum of $70,000 bonus guaranteed as part of employment contract.

(10)

Options granted February 18, 2000 pursuant to terms of employment agreement.

(11)

In 2000, 50,000 shares of Company stock were allocated to a stock account maintained for the benefit of Mr. Balbirer pursuant to the Company's Nonqualified Defined Contribution Plan. The value of such shares, $343,750, is based upon the fair market value of the Company's stock, $6.875, on February 18, 2000, the date of grant.

(12)

Mr. Bowles joined the Company's executive management team in June 1999. Mr. Bowles is compensated in British Pounds. Salary and All Other Compensation amounts represent translation into U.S. Dollars as of December 31, based on an average exchange rate for the year.

(13)

Mr. Bowles received perquisites valued at $43,522 in 2001, consisting of contributions to a pension fund on behalf of Mr. Bowles ($27,316) and a company car and reimbursement of related car expenses ($16,206).

(14)

Mr. Bowles received perquisites valued at $45,587 in 2000, consisting of contributions to a pension fund on behalf of Mr. Bowles ($27,725) and a company car and reimbursement of related car expenses ($17,862).

(15)

In 1999, 50,000 shares of Company stock were allocated to a stock account maintained for the benefit of Mr. Bowles pursuant to the Company's Nonqualified Defined Contribution Plan. The value of such shares, $465,600, is based upon the fair market value of the Company's stock, $9.312, on December 6, 1999, the date of grant. Mr. Bowles also received perquisites valued at $45,553 in 1999, consisting of contributions to a pension fund on behalf of Mr. Bowles ($27,208) and a company car and reimbursement of related car expenses ($18,345).

(16)

Mr. Kuehnle joined the Company 's executive management team in November 1999.

(17)

Mr. Kuehnle received perquisites valued at $17,835 in 2001 for reimbursement of relocation expenses.

(18)

Mr. Kuehnle received perquisites valued at $69,734 in 2000 for reimbursement of relocation expenses.

(19)

In 1999, 50,000 shares of Company stock were allocated to a stock account maintained for the benefit of Mr. Kuehnle pursuant to the Company's Nonqualified Defined Contribution Plan. The value of such shares, $465,600, is based upon the fair market value of the Company's stock, $9.312, on December 6, 1999, the date of grant.

(20)

Mr. Kurz joined the Company and the Company's executive management team in June 1999; therefore his salary in 1999 is prorated for the period of time he was actually employed by the Company.

(21)

Options granted June 21, 1999 pursuant to terms of employment contract.

(22)

Mr. Kurz received perquisites valued at $45,398 in 2001 for reimbursement of living expenses.

(23)

Mr. Kurz received perquisites valued at $48,569 in 2000, consisting of reimbursement of relocation expenses ($18,569) and reimbursement of living expenses ($30,000). This amount also includes $101,500 representing the second half of a sign-on bonus Mr. Kurz was guaranteed when he joined the Company as compensation for the value of stock options and bonus he forfeited at his prior employer when he resigned to join the Company.

(24)

In 1999, 20,000 shares of Company stock were allocated to a stock account maintained for the benefit of Mr. Kurz pursuant to the Company's Nonqualified Defined Contribution Plan. The value of such shares, $186,240, is based upon the fair market value of the Company's stock, $9.312, on December 6, 1999, the date of grant. Mr. Kurz also received perquisites valued at $48,499 in 1999 for reimbursement of relocation expenses. This amount also includes $101,500 representing the first half of a sign-on bonus Mr. Kurz was guaranteed when he joined the Company as compensation for the value of stock options and bonus he forfeited at his prior employer when he resigned to join the Company.

(25)

Ms. Weed received perquisites valued at $40,491 in 2001 for reimbursement of educational expenses incurred in 2000 and 2001.

(26)

Ms. Weed received perquisites valued at $10,117 in 2000 for reimbursement of educational expenses incurred in 1999.

(27)

In 1999, 20,000 shares of Company stock were allocated to a stock account maintained for the benefit of Ms. Weed pursuant to the Company's Nonqualified Defined Contribution Plan. The value of such shares, $186,240, is based upon the fair market value of the Company's stock, $9.312, on December 6, 1999, the date of grant.

Stock Option/SAR Grants in Last Fiscal Year

The following table sets forth certain information regarding stock options and stock appreciation rights (SARs) granted in 2001 for each of the Named Executive Officers:

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
Joseph P. Durrett	75,000	3.91	$4.28	01/30/2011	$201,936	$511,747
Andrew G. Balbirer	10,000	0.52	5.56	03/06/2011	34,982	88,652
	10,000	0.52	5.40	04/26/2011	33,960	86,062
	35,000	1.83	8.20	12/20/2011	180,493	457,404
Timothy S. Bowles	10,000	0.52	5.40	04/26/2011	33,960	86,062
	15,000	0.78	5.56	03/06/2011	52,473	132,978
Edward C. Kuehnle	10,000	0.52	5.56	03/06/2011	34,982	88,652
	40,000	2.09	8.20	12/20/2011	206,277	522,748
Harry F. Kurz	10,000	0.52	5.56	03/06/2011	34,982	88,652
Monica M. Weed	15,000	0.78	5.56	03/06/2011	52,473	132,978
	15,000	0.78	5.40	04/26/2011	50,940	129,093
	5,000	0.26	8.20	12/20/2011	25,785	65,343

(1)

Unless indicated otherwise, represents stock options.

(2)

Represents the fair market value of the Company 's Common Stock on the date of grant.

(3)

The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the price of the Company's Common Stock.

Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

The following table sets forth certain information regarding stock options and SARs exercised during 2001 for each of the Named Executive Officers.

			Number of securities underlying unexercised options/SARs at fiscal year end		Value of unexercised in- the-money options/SARs at fiscal year end (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph P. Durrett	0	$0	476,500	423,500	$225,084	$213,829
Andrew G. Balbirer	0	0	0	230,000	0	309,488
Timothy S. Bowles	0	0	92,500	72,500	46,469	232,344
Edward C. Kuehnle	0	0	63,750	101,250	61,460	114,140
Harry F. Kurz	3,750	16,739	60,000	51,250	0	74,343
Monica M. Weed	0	0	24,147	53,250	35,031	147,131

(1)

The value of .in-the-money options . represents the difference between the exercise price of such option and the stock price, which was $8.30 per share at the close of business on December 31, 2001.

Stock Performance Graph

The following graph compares cumulative total stockholder return on the Company's Common Stock over the past five fiscal years with the cumulative total return of (i) the Peer Group Index, and (ii) the Standard & Poors 500 Composite Index.

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2001

Employment Agreements

The Company has employment agreements with all six Named Executive Officers.

Mr. Durrett's agreement provides for: (i) a minimum base salary of $525,000 per year; (ii) bonus, other incentive compensation and general benefits available to other senior officers; (iii) three equal annual supplemental bonuses of $44,000 each payable in 2000, 2001 and 2002 as long as Mr. Durrett is employed by the Company on the date of payout; (iv) supplemental executive retirement plan ("SERP") benefit in the amount of $1,614,000 payable on an annual basis over 18 years, provided Mr. Durrett meets the vesting requirements of the SERP; (v) stock option grants as follows, as long as Mr. Durrett is employed by the Company on the date of grant: 250,000 stock options at fair market value on April 30, 1999; 350,000 stock options on May 20, 1999 at an exercise price equal to $8.375; 225,000 stock options on or before May 20, 2000 at an exercise price equal to $12.00 per share; and 75,000 stock options at fair market value on January 30, 2001; and (vi) 310,000 shares of Common Stock of the Company, subject to certain restrictions as to vesting. Mr. Durrett's agreement also contains restrictive covenants for the benefit of the Company for a period of three years following termination.

While Mr. Durrett was originally entitled to receive a grant of 300,000 options on or before May 20, 2000, the Company determined that it did not have an adequate number of options available at that time to provide Mr. Durrett with this full grant. As a result, Mr. Durrett's agreement was amended to provide for the grant of 225,000 stock options in May 2000 with an exercise price of $12.00 and 75,000 stock options on January 30, 2001 at an exercise price of $4.2813, the then current fair market value.

If Mr. Durrett's agreement is terminated by the Company without Cause or by Mr. Durrett for Good Reason, Mr. Durrett is entitled to receive his base salary for a period of three years following the termination date, certain pro rated bonus payments, and the right to continue to participate in certain benefit plans for three years following termination. Similarly, if Mr. Durrett's employment is terminated within six months after a Change of Control, other than for Cause, he is entitled to receive such severance benefits for three years. Regardless of the reason for termination of Mr. Durrett's employment, he is entitled to receive the SERP amount if he has met all SERP requirements at the time of termination.

If a Change of Control occurs after the second anniversary of Mr. Durrett's employment and Mr. Durrett's employment terminates for any reason other than Cause within six months after the Change in Control, all vested and unvested options held by Mr. Durrett will immediately vest and remain exercisable for a period of two years after termination of his employment. Mr. Durrett has been employed with the Company since 1999. If Mr. Durrett's employment is terminated due to his death or disability, all unvested options will immediately vest and be exercisable by Mr. Durrett or his estate for 24 months after his death or termination of employment. If Mr. Durrett terminates his employment for Good Reason, all stock options then held by him continue to vest and remain exercisable in accordance with their original vesting schedule. If the Company terminates Mr. Durrett's employment without Cause, all vested options held by Mr. Durrett on the date of termination will remain exercisable for a period of 24 months after such termination. If the Company terminates Mr. Durrett's employment for Cause, all vested options shall remain exercisable for 30 days after such termination.

Mr. Balbirer's agreement provides for: (i) a minimum base salary of $325,000 per year; (ii) participation in the Company's bonus plan; and (iii) the right to participate in all benefit plans applicable to similarly situated executives of the Company and to receive all other benefits or perquisites generally provided to other executives of the Company.

Mr. Kuehnle's agreement provides for: (i) a minimum base salary of $317,200 per year; (ii) participation in the Company's bonus plan; and (iii) the right to participate in all benefit plans applicable to similarly situated executives of the Company and to receive all other benefits or perquisites generally provided to other executives of the Company.

As part of Mr. Kuehnle's agreement to relocate to the Company's Chicago headquarters in 2000, the following terms apply: (a) Mr. Kuehnle is entitled to receive reimbursement of his mortgage differential for a period of three years; (b) if Mr. Kuehnle's employment with the Company is terminated without Cause, his responsibilities are significantly reduced without Cause or he ceases to report directly to the Chief Executive Officer of the Company without Cause (in any case other than in the event of a Change in Control) prior to the first anniversary of the date of his relocation to Chicago, Mr. Kuehnle shall be entitled to receive severance pay equal to 140% of his base salary for the following 24 months and continuation of benefits in accordance with the Company's standard severance policy for the severance period; (c) if Mr. Kuehnle's employment with the Company is terminated without Cause, his responsibilities are significantly reduced without Cause or he ceases to report directly to the Chief Executive Officer of the Company without Cause (in any case other than in the event of a Change in Control) between the first and second anniversaries of the date of his relocation to Chicago, Mr. Kuehnle shall be entitled to receive severance pay equal to 140% of his base salary for the number of months equal to 24 less one month for each month or portion of a month during the year that Mr. Kuehnle was in the employ of the Company and continuation of benefits in accordance with the Company's standard severance policy for the severance period; (d) if Mr. Kuehnle's employment with the Company is terminated as set forth in clause (b) or (c) above, any stock options held by Mr. Kuehnle that would otherwise vest in the succeeding 18-month period shall vest immediately and shall be exercisable in accordance with their original vesting schedule; and (e) if Mr. Kuehnle's employment with the Company is terminated by IRI without Cause, his responsibilities are significantly reduced without Cause or he ceases to report directly to the Chief Executive Officer of the Company without Cause (in any case other than in the event of a Change in Control), the Company will reimburse Mr. Kuehnle in an amount not to exceed $100,000, for his relocation to another location in the U.S. within 1 year after termination of his employment. The benefits outlined in clauses (b), (c) and (d) above are in lieu of other similar types of severance benefits outlined in Mr. Kuehnle's agreement to which Mr. Kuehnle would otherwise be entitled in the circumstances described above.

Mr. Kurz's agreement provides for: (i) a minimum base salary of $291,822 per year; (ii) participation in the Company's bonus plan; and (iii) the right to participate in all benefit plans applicable to similarly situated executives of the Company and to receive all other benefits or perquisites generally provided to other executives of the Company.

Ms. Weed's agreement provides for: (i) a minimum base salary of $190,155 per year; (ii) participation in the Company's bonus plan; and (iii) the right to participate in all benefit plans applicable to similarly situated executives of the Company and to receive all other benefits or perquisites generally provided to other executives of the Company.

The following severance terms are contained in the employment agreements for each of Mr. Balbirer, Mr. Kuehnle, Mr. Kurz and Ms. Weed (each referred to below as the "Executive"):

If the Company terminates the agreement for Cause, the Company shall have no further liability to the Executive except for accrued salary and other compensation owed to the Executive at the time of termination. If the Company terminates the agreement other than for Cause or Disability and except in the case of a Change in Control, the Executive is entitled to receive: (i) his/her base salary for a period of 12 months following the termination date; (ii) a prorated bonus for the year in which the termination occurs based upon the Executive's targeted bonus amount for that year; (iii) continuation of the medical, dental, hospitalization, prescription drug and life insurance coverage and benefits provided to the Executive immediately prior to the date of termination for a 12-month period after the termination date; (iv) continued vesting of all unvested stock options during this 12-month period; and (v) reimbursement of executive outplacement services for up to one year, not to exceed $20,000.

Mr. Bowles' employment agreement was amended and restated as of May of 2000 to reflect that Mr. Bowles is employed by the Company's majority-owned subsidiary, IRI InfoScan Ltd. ("IRI InfoScan") rather than the Company and to amend the provisions related to Change in Control (as defined in the agreement) to mirror the provisions regarding Change in Control contained in the employment agreements of the Company's other executive officers (see below). Mr. Bowles' agreement provides for: (i) a minimum base salary of £154,650 (British Pounds) per year; (ii) participation in IRI InfoScan's bonus plan; (iii) an annual pension contribution equal to 10% of Mr. Bowles' base salary; and (iv) the right to participate in all benefit plans applicable to senior officers of IRI InfoScan.

If Mr. Bowles' agreement is terminated without Cause other than following a Change in Control, all unvested options held by Mr. Bowles shall immediately vest as of the date of termination and shall be exercisable by Mr. Bowles or his estate for a period of 13 months following termination. If Mr. Bowles terminates his agreement for Good Reason other than following a Change in Control, Mr. Bowles is entitled to receive: (i) his base salary for a period of 12 months following the termination date; (ii) the right to continue to participate, during the 12-month period following termination, in those employee benefit plans in which Mr. Bowles was participating immediately prior to his termination; and (iii) all unvested options shall continue to vest during this 12-month period. If IRI InfoScan terminates Mr. Bowles' employment for Cause, IRI InfoScan shall have no further liability to Mr. Bowles except for accrued salary and other compensation owed to Mr. Bowles at the time of termination. If Mr. Bowles' employment with IRI InfoScan is terminated within 24 months following a Change in Control either by IRI InfoScan without Cause or by Mr. Bowles for Good Reason, the Change in Control terms set forth below shall apply.

The following terms regarding termination of employment following a Change in Control are contained in the employment agreements for each of Mr. Balbirer, Mr. Bowles, Mr. Kuehnle, Mr. Kurz and Ms. Weed (each referred to below as the "Executive"):

If the Executive's employment with the Company (or IRI InfoScan, in the case of Mr. Bowles) is terminated within 24 months following a Change in Control either by the Company (or IRI InfoScan, in the case of Mr. Bowles) without Cause or by the Executive for Good Reason, the Executive is entitled to receive: (i) an amount equal to two times the sum of (A) the Executive's base salary (at the rate in effect on the date of termination or, if greater, at the rate in effect immediately prior to the Change in Control), and (B) the greater of the highest bonus amount paid or payable to Executive in any of the three full fiscal years of the Company (or IRI InfoScan, in the case of Mr. Bowles) immediately preceding the date of termination or the Executive's targeted bonus amount for the year in which the date of termination occurs; (ii) continuation of the medical, dental, hospitalization, prescription drug and life insurance coverage and benefits provided to the Executive immediately prior to the Change in Control for a 24-month period after the termination of Executive's employment; (iv) immediate vesting of all unvested stock options and continued exercisability for all stock options during this 24-month period unless the options sooner expire by their terms; (v) reimbursement of executive outplacement services for up to one year, not to exceed $20,000; and (vi) within 10 days after the date of termination, an amount in a single cash payment equal to two times the amount of the Company matching contribution payable on the Executive's behalf to the Company's 401(k) Plan or, in Mr. Bowles' case, a single cash payment equal to two times the amount of IRI InfoScan's annual contribution payable on Mr. Bowles' behalf to IRI InfoScan's Group Pension Scheme.

The employment agreements for each of Mr. Balbirer, Mr. Bowles, Mr. Kuehnle, Mr. Kurz and Ms. Weed contain restrictive covenants for the benefit of the Company (or IRI InfoScan, in the case of Mr. Bowles) for a period of two years following termination of employment with the Company (or IRI InfoScan, in the case of Mr. Bowles).

CERTAIN TRANSACTIONS

The Company has entered into consulting agreements with Leonard M. Lodish, Ph.D. and Thomas Wilson, Jr., both of whom are directors of the Company. Pursuant to these agreements Mr. Lodish was paid $62,833 and Mr. Wilson was paid $80,250 for consulting services rendered to the Company in 2001.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditor's independence.

The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held three meetings during fiscal year 2001.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company's independent auditors.

The foregoing report has been approved by the current members of the Audit Committee.

The Audit Committee

Raymond H. Van Wagener, Jr., Chairman
James G. Andress
Bruce A. Gescheider
Edward E. Lucente

RATIFICATION OF INDEPENDENT AUDITORS
(Proposal Number 2 on the Enclosed Proxy Card)

Upon recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP as independent auditors to audit the 2002 consolidated financial statements of the Company and has directed that this selection be presented to the stockholders for approval at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the 1996 fiscal year. Fees for 2001 were: Annual audit — $381,000; Audit related services — $75,000; All other non-audit services — $88,000; Total audit related and all other non-audit services — $163,000.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. In the event stockholders fail to ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditor at any time if the Board determines that such a change would be in the best interests of the Company and its stockholders.

It is anticipated that representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions from stockholders.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

In order for a proposal by a stockholder of the Company to be included in the Company's Proxy Statement and form of proxy for the 2003 Annual Meeting of stockholders, the proposal must be received by the Company at its executive offices located at 150 North Clinton, Chicago, Illinois 60661-1416 no later than December 18, 2002. If the Company is not notified of a stockholder proposal by March 3, 2003, then the proxies held by management of the Company may provide the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

OTHER MATTERS

The Company knows of no matters, other than those referred to herein, which will be presented at the Meeting. If, however, any other appropriate business should properly be presented at the Meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Company will be paid by the Company. Solicitation may be made personally, or by telephone, telegraph or mail, by one or more employees of the Company, without additional compensation. The Company has engaged Automatic Data Processing, Inc. (ADP) to assist in the distribution of proxy materials to shareholders of the Company. ADP will receive a fee for such services of approximately $12,000, plus reimbursement of its reasonable out-of-pocket expenses. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons.

ADDITIONAL INFORMATION

A copy of the Company's Annual Report on Form 10K, filed with the Securities and Exchange Commission, is available without charge on the Company's website at www.infores.com under the heading Investor Relations, or upon written request addressed to the Corporate Secretary of the Company, 150 North Clinton, Chicago, Illinois 60661-1416.

By order of the Board of Directors,
INFORMATION RESOURCES, INC.

Monica M. Weed
Secretary

Chicago, Illinois
April 17, 2002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date . Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date . Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Information Resources, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN AND DATE, AND RETURN
IN THE ENCLOSED ENVELOPE

C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:				INFRM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFORMATION RESOURCES, INC.

1.	Election of Directors - 01) James G. Andress 02) Eileen A. Kamerick 03) Jeffrey P. Stamen		For All 0	Withhold All 0	For All Except 0	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

			For 0	Against 0	Abstain 0

2.	Ratification of the appointment of Ernst & Young LLP as independent auditors for the company for the fiscal year 2002.

3.	In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

Please sign exactly as your name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney or executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)			Date

PROXY	PROXY

INFORMATION RESOURCES, INC.
150 NORTH CLINTON STREET
CHICAGO, ILLINOIS 60661-1416

This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders — May 17, 2002

     The undersigned hereby appoints Joseph P. Durrett and Thomas W. Wilson, Jr. as Proxies, each with power to appoint his substitute, and hereby authorizes them, together or separately, to represent and to vote, as designated on the reverse side, all shares of Common Stock of Information Resources, Inc. held of record by the undersigned on April 5, 2002 at the Annual Meeting of Stockholders to be held on May 17, 2002 or any adjournment thereof.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE,
AND RETURN IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)